Exhibit 99.1

Itron Announces Fourth Quarter and Full Year 2015 Financial Results

Fourth Quarter Revenues Grew 4 percent, Excluding Impact of Foreign Currencies

Record Quarterly Revenue in Gas-North America

Strong Book-to-bill Ratio of 1.7:1 in Quarter

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 17, 2016--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended December 31, 2015. Highlights include:

  Quarterly and full year revenues of $490 million and $1.9 billion;
  Quarterly and full year GAAP diluted earnings per share of 56 cents and 64 cents;
  Quarterly and full year non-GAAP diluted earnings per share of 76 cents and $1.01;
  Quarterly and full year adjusted EBITDA of $53 million or 11 percent, and $128 million or 7 percent.

“Itron’s fourth quarter results reflect solid operating performance,” said Philip Mezey, Itron’s president and chief executive officer. “Highlights in the quarter included higher shipments of smart meters and modules, strong revenue growth in the Water segment, improved gross margin in Gas, robust bookings in the Electricity and Gas businesses and increased cash flow.”

Mezey added, “Smart grid and smart city momentum is accelerating, creating more opportunity for Itron’s innovative solutions for this industry. Our significant backlog growth, benefits from our restructuring and efficiency projects and our Itron OpenWay Riva™ next generation platform position us well for continued revenue growth and improved profitability in 2016.”

Summary of Fourth Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue for the quarter was $490 million compared with $510 million in 2014. Changes in foreign currency exchange rates unfavorably impacted revenue by approximately $38 million for the quarter. Excluding the impact of foreign currency, revenues increased $19 million, or 4 percent, driven primarily by the Water segment which grew 13 percent on a constant currency basis.

Gross Margin

Gross margin for the quarter increased to 31.7 percent compared with the prior year period margin of 30.3 percent. The improvement in gross margin was driven by decreased variable compensation and improved Gas gross margin.

GAAP Operating Income, Net Income, Earnings per Share

GAAP operating income improved to $35 million for the quarter compared with an operating loss of $49 million in 2014. Net income for the quarter was $21 million, or 56 cents per diluted share, compared with a net loss of $49 million, or $1.25 per share. The increases in operating income and net income for the quarter were driven primarily by a decrease of $52 million in restructuring charges and a decrease of $23 million in variable compensation due to a reduction in planned payout. The results also reflect improved gross margin performance in the Gas business. Tax expense was recognized in the quarter compared with a net tax benefit in the prior year period, largely due to improved income.

Non-GAAP Operating Income, Net Income, Earnings per Share

Non-GAAP operating income improved to $44 million for the quarter compared with $29 million. Non-GAAP net income for the quarter was $29 million, or 76 cents per diluted share, compared with $14 million, or 36 cents per diluted share. The increases in non-GAAP operating and net income for the quarter were driven primarily by lower operating expenses attributable to the reduced variable compensation and higher gross margin performance in the Gas business.

Free Cash Flow

Free cash flow was $43 million for the fourth quarter compared with $4 million in the prior year quarter. The increase over the prior year was driven by improved earnings and working capital.

Other Measures

Bookings in the quarter totaled $822 million. Total backlog was $1.55 billion and twelve month backlog was $833 million at year-end, an increase of 4 percent and 11.5 percent, respectively.

During the quarter, the company repurchased 88,266 shares of Itron common stock at an average price of $34.04 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock. As of Dec. 31, 2015, the company had repurchased 743,444 shares of Itron common stock at an average price of $33.63 per share since the inception of the plan in February 2015. This plan will conclude on Feb. 19, 2016.

Financial Guidance – Full Year 2016

Itron’s guidance for the full year 2016 is as follows:

  Revenue between $1.85 and $1.95 billion
  Non-GAAP diluted EPS between $1.95 and $2.25

This guidance assumes a Euro to U.S. dollar average exchange rate of $1.10 in 2016, average shares outstanding of approximately 38 million for the year and a non-GAAP effective tax rate for the year of approximately 37 percent.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. Eastern Time on Feb. 17, 2016. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available for one year at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Feb. 22, 2016. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 297230.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc.

Forward-Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues	$490,371	$510,095	$1,877,813	$1,970,697
Cost of revenues	334,989	355,308	1,318,695	1,347,572
Gross profit	155,382	154,787	559,118	623,125

Operating expenses
Sales and marketing	38,078	47,027	161,380	185,239
Product development	35,928	44,789	162,327	175,500
General and administrative	37,124	48,472	140,319	163,101
Amortization of intangible assets	7,943	10,523	31,673	43,619
Restructuring	960	53,068	(8,726)	50,857
Goodwill impairment	-	-	-	977
Total operating expenses	120,033	203,879	486,973	619,293

Operating income (loss)	35,349	(49,092)	72,145	3,832
Other income (expense)
Interest income	321	181	761	494
Interest expense	(2,953)	(2,765)	(12,289)	(11,602)
Other income (expense), net	(1,213)	(2,191)	(4,216)	(7,633)
Total other income (expense)	(3,845)	(4,775)	(15,744)	(18,741)

Income (loss) before income taxes	31,504	(53,867)	56,401	(14,909)
Income tax benefit (provision)	(9,637)	5,038	(29,310)	(6,641)
Net income (loss)	21,867	(48,829)	27,091	(21,550)
Net income attributable to non-controlling interests	508	404	2,325	1,370
Net income (loss) attributable to Itron, Inc.	$21,359	$(49,233)	$24,766	$(22,920)

Earnings (loss) per common share - Basic	$0.56	$(1.25)	$0.65	$(0.58)
Earnings (loss) per common share - Diluted	$0.56	$(1.25)	$0.64	$(0.58)

Weighted average common shares outstanding - Basic	37,912	38,937	38,224	39,184
Weighted average common shares outstanding - Diluted	38,256	38,937	38,506	39,184

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues
Electricity	$214,257	$226,730	$817,908	$794,144
Gas	140,562	149,374	541,625	599,081
Water	135,552	133,991	518,280	577,472
Total Company	$490,371	$510,095	$1,877,813	$1,970,697

Gross profit
Electricity	$64,237	$66,801	$228,838	$208,476
Gas	48,773	43,206	182,314	211,815
Water	42,372	44,780	147,966	202,834
Total Company	$155,382	$154,787	$559,118	$623,125

Operating income (loss)
Electricity	$18,882	$(37,064)	$35,757	$(72,476)
Gas	19,793	1,709	63,868	75,598
Water	11,650	10,687	22,526	71,006
Corporate unallocated	(14,976)	(24,424)	(50,006)	(70,296)
Total Company	$35,349	$(49,092)	$72,145	$3,832

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Meters
Standard	4,020	4,610	17,560	18,740
Advanced and Smart	1,960	1,810	7,290	6,090
Total meters	5,980	6,420	24,850	24,830

Stand-alone communication modules
Advanced and Smart	1,590	1,360	5,840	5,770

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$131,018	$112,371
Accounts receivable, net	331,955	348,389
Inventories	190,877	154,504
Deferred tax assets current, net	-	39,115
Other current assets	103,613	104,307
Total current assets	757,463	758,686

Property, plant, and equipment, net	190,002	207,789
Deferred tax assets noncurrent, net	96,327	74,598
Other long-term assets	31,309	28,503
Intangible assets, net	101,932	139,909
Goodwill	468,122	500,820
Total assets	$1,645,155	$1,710,305

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$195,721	$184,132
Other current liabilities	62,511	100,945
Wages and benefits payable	76,980	95,248
Taxes payable	14,740	21,951
Current portion of debt	11,250	30,000
Current portion of warranty	33,622	21,063
Unearned revenue	57,367	43,436
Total current liabilities	452,191	496,775

Long-term debt	359,962	293,969
Long-term warranty	14,695	15,403
Pension plan benefit liability	85,971	101,432
Deferred tax liabilities noncurrent, net	1,723	3,808
Other long-term obligations	80,973	84,437
Total liabilities	995,515	995,824

Equity
Preferred stock	-	-
Common stock	1,246,671	1,270,045
Accumulated other comprehensive loss, net	(203,151)	(136,514)
Accumulated deficit	(411,825)	(436,591)
Total Itron, Inc. shareholders' equity	631,695	696,940
Non-controlling interests	17,945	17,541
Total equity	649,640	714,481
Total liabilities and equity	$1,645,155	$1,710,305

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2015	2014
Operating activities
Net income (loss)	$27,091	$(21,550)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,933	98,463
Stock-based compensation	14,089	17,860
Amortization of prepaid debt fees	2,128	1,612
Deferred taxes, net	8,529	(31,542)
Goodwill impairment	-	977
Restructuring, non-cash	1,354	5,220
Other adjustments, net	2,040	914
Changes in operating assets and liabilities:
Accounts receivable	(7,921)	(16,789)
Inventories	(52,897)	6,021
Other current assets	(3,757)	(9,447)
Other long-term assets	2,761	1,582
Accounts payable, other current liabilities, and taxes payable	(13,290)	55,924
Wages and benefits payable	(11,268)	10,334
Unearned revenue	15,537	9,240
Warranty	14,053	(6,364)
Other operating, net	(2,032)	10,518
Net cash provided by operating activities	73,350	132,973

Investing activities
Acquisitions of property, plant, and equipment	(43,918)	(44,495)
Business acquisitions, net of cash equivalents acquired	(5,754)	-
Other investing, net	721	2,999
Net cash used in investing activities	(48,951)	(41,496)

Financing activities
Proceeds from borrowings	113,467	47,657
Payments on debt	(62,998)	(102,438)
Issuance of common stock	2,663	3,647
Repurchase of common stock	(38,283)	(39,665)
Other financing, net	(7,109)	(1,078)
Net cash provided by (used in) financing activities	7,740	(91,877)

Effect of foreign exchange rate changes on cash and cash equivalents	(13,492)	(12,034)
Increase (decrease) in cash and cash equivalents	18,647	(12,434)
Cash and cash equivalents at beginning of period	112,371	124,805
Cash and cash equivalents at end of period	$131,018	$112,371

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles acquired through a business acquisition and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of business acquisition related intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss)	$21,359	$(49,233)	$24,766	$(22,920)
Amortization of intangible assets	7,943	10,523	31,673	43,619
Amortization of debt placement fees	248	375	2,021	1,512
Restructuring	960	53,068	(8,726)	50,857
Acquisition related expenses (release)	16	14,743	(5,538)	15,538
Goodwill impairment	-	-	-	977
Income tax effect of non-GAAP adjustments	(1,311)	(15,326)	(5,234)	(26,374)
Non-GAAP net income	$29,215	$14,150	$38,962	$63,209

Non-GAAP diluted EPS	$0.76	$0.36	$1.01	$1.60

Weighted average common shares outstanding - Diluted	38,256	39,300	38,506	39,461

ADJUSTED EBITDA
GAAP net income (loss)	$21,359	$(49,233)	$24,766	$(22,920)
Interest income	(321)	(181)	(761)	(494)
Interest expense	2,953	2,765	12,289	11,602
Income tax provision (benefit)	9,637	(5,038)	29,310	6,641
Depreciation and amortization	18,419	23,164	76,933	98,378
Restructuring	960	53,068	(8,726)	50,857
Acquisition related expenses (release)	16	14,743	(5,538)	15,538
Goodwill impairment	-	-	-	977
Adjusted EBITDA	$53,023	$39,288	$128,273	$160,579

FREE CASH FLOW
Net cash provided by operating activities	$53,196	$16,435	$73,350	$132,973
Acquisitions of property, plant, and equipment	(10,594)	(12,435)	(43,918)	(44,495)
Free Cash Flow	$42,602	$4,000	$29,432	$88,478

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$35,349	$(49,092)	$72,145	$3,832
Amortization of intangible assets	7,943	10,523	31,673	43,619
Restructuring	960	53,068	(8,726)	50,857
Acquisition related expenses (release)	16	14,743	(5,538)	15,538
Goodwill impairment	-	-	-	977
Non-GAAP operating income	$44,268	$29,242	$89,554	$114,823

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$120,033	$203,879	$486,973	$619,293
Amortization of intangible assets	(7,943)	(10,523)	(31,673)	(43,619)
Restructuring	(960)	(53,068)	8,726	(50,857)
Acquisition related expenses (release)	(16)	(14,743)	5,538	(15,538)
Goodwill impairment	-	-	-	(977)
Non-GAAP operating expense	$111,114	$125,545	$469,564	$508,302

SEGMENT RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income (loss)	$18,882	$(37,064)	$35,757	$(72,476)
Amortization of intangible assets	4,367	5,979	17,663	24,452
Restructuring	(724)	29,659	(8,514)	21,115
Acquisition related expenses (release)	18	14,743	(5,655)	15,491
Goodwill impairment	-	-	-	977
Electricity - Non-GAAP operating income (loss)	$22,543	$13,317	$39,251	$(10,441)

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$19,793	$1,709	$63,868	$75,598
Amortization of intangible assets	1,922	2,489	7,787	10,471
Restructuring	1,372	9,454	69	9,192
Gas - Non-GAAP operating income	$23,087	$13,652	$71,724	$95,261

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$11,650	$10,687	$22,526	$71,006
Amortization of intangible assets	1,654	2,055	6,223	8,696
Restructuring	232	1,106	829	2,279
Acquisition related expenses	-	-	104	-
Water - Non-GAAP operating income	$13,536	$13,848	$29,682	$81,981

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(14,976)	$(24,424)	$(50,006)	$(70,296)
Restructuring	80	12,849	(1,110)	18,271
Acquisition related expenses (release)	(2)	-	13	47
Corporate unallocated - Non-GAAP operating loss	$(14,898)	$(11,575)	$(51,103)	$(51,978)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Marni Pilcher, 509-891-3847
Director, Investor Relations